Exhibit 15.1

May 23, 2025

The Board of Directors and Shareholders of IDACORP, Inc.
1221 W. Idaho Street
Boise, Idaho 83702

We are aware that our report dated May 1, 2025, on our review of interim financial information of IDACORP, Inc. appearing in IDACORP, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho